ABS LONG/SHORT STRATEGIES FUND
235 West Galena Street
Milwaukee, Wisconsin 53212

August 18, 2016

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 of ABS Long/Short Strategies Fund (File Nos. 333-205984 and 811-23079)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 be accelerated to Friday, August 26, 2016.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

ABS Long/Short Strategies Fund

By:	/s/ David J. Finn
David J. Finn, Treasurer and Principal Financial Officer

FORESIDE FUND SERVICES, LLC
Three Canal Plaza, Suite 100
Portland, Maine 04101

August 18, 2016

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 of ABS Long/Short Strategies Fund (File Nos. 333-205984 and 811-23079)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 be accelerated to Friday, August 26, 2016.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Mark Fairbanks, President